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            LEGGETT & PLATT, INCORPORATED AND SUBSIDIARIES         Exhibit 11
                  COMPUTATIONS OF EARNINGS PER SHARE

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

(Amounts in millions, except per share data)

                                               Year Ended December 31,

                                           -------------------------------
                                              1993       1992       1991

                                           -------------------------------
EARNINGS PER SHARE

Weighted average number of common
  shares outstanding . . . . . . . . .        40.1        39.1      36.7

Dilution from outstanding stock
  options-computed using the
  "treasury stock" method. . . . . . .          .7          .5        .3
Dilution from shares issuable
  under contingent earnout
  agreement . . . . . . . . . . . . . .         .3          .2        .1

                                           -------------------------------
Weighted average number of common
  shares outstanding as adjusted . . . .      41.1        39.8      37.1

                                           -------------------------------
                                           -------------------------------

Net Earnings . . . . . . . . . . . . . .   $  85.9     $  65.4   $  40.0

                                           -------------------------------
                                           -------------------------------

Earnings Per Share . . . . . . . . . . .   $  2.09     $  1.64   $  1.08

                                           -------------------------------
                                           -------------------------------

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NOTE:  Previously reported amounts have been restated to reflect acquisitions accounted for as poolings of interests as discussed in Note B of Notes to Consolidated Financial Statements.